The Simply Good Foods Company Reports Fiscal Fourth Quarter
And Full Fiscal Year 2023 Financial Results and Provides Full Fiscal Year 2024 Outlook

Denver, CO, October 24, 2023 - The Simply Good Foods Company (Nasdaq: SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen and fifty-two weeks ended August 26, 2023.

Fourth Quarter Summary:(1)
•Net sales of $320.4 million versus $274.2 million
•Net income of $36.6 million versus $30.1 million
•Earnings per diluted share (“EPS”) of $0.36 versus $0.30
•Adjusted Diluted EPS(3) of $0.45 versus $0.36
•Adjusted EBITDA(4) $67.3 million versus $51.0 million
Full Year Fiscal 2024 outlook:
•Net sales expected to increase at the high end of the Company’s long-term algorithm of 4-6%, including the benefit of a fifty- third week
•Adjusted EBITDA(4,6) anticipated to increase slightly greater than the net sales growth rate

"Fiscal 2023 was another successful year for our Company with solid retail takeaway and net sales growth,” said Geoff Tanner, President and Chief Executive Officer of Simply Good Foods. “Despite supply chain issues in the first half of the year, our team remained focused and we ended the year strong. I want to thank our employees for their contributions and their continued efforts as we focus on delivering a successful fiscal year 2024."

Fourth quarter fiscal 2023 net sales growth of about 17% was in line with estimates. As expected, due to the retail customer inventory draw down in the year ago period, fourth quarter net sales growth outpaced U.S. retail takeaway of 11%.(7) Gross margin of 37.6% was slightly greater than estimates and sequentially improved compared to 36.7% in the third quarter. The improvement in gross margin was primarily due to lower ingredient and packaging costs, which, combined with good G&A cost control, resulted in strong Adjusted EBITDA growth.

In fiscal 2024, the Company expects net sales growth, driven by volume, to be at the high end of its 4-6% long-term algorithm, including the benefit of a fifty-third week. The Company anticipates solid gross margin expansion during the year and that it will make meaningful investments in marketing and growth initiatives, as well as organizational capabilities. As a result, for the full year fiscal 2024, Adjusted EBITDA is expected to increase slightly higher than the net sales growth rate.

"In my nearly seven-month tenure at Simply Good Foods, it is even clearer to me today that this is a special Company with two great brands, passionate employees and loyal consumers. I am even more convinced of the long-term growth outlook of our business and the nutritional snacking category. With low household penetration of about 50%, the category should continue to grow and outperform U.S. packaged foods and snacks driven by the twin tailwinds of snacking and health and wellness. As a category leader we will continue to invest in our brands and partner with retailers to fuel growth. The foundation for Quest is strong and it will drive our business and category growth. We are beginning to deploy the Atkins revitalization plan and believe this should put the brand on a path back to achieving growth. We remain confident in our business model and growth prospects. We have an experienced leadership team and Board of Directors that are committed to ensuring the Company is positioned to deliver sustainable growth and long-term shareholder value," concluded Tanner.

Fiscal Fourth Quarter 2023 Results

Net sales increased $46.3 million, or 16.9%, to $320.4 million. Volume was a 13.4 percentage point contribution to net sales growth and pricing a 3.5 percentage point benefit. North America net sales increased 17.0% and International net sales increased 11.7% versus last year.

Total Simply Good Foods retail takeaway for the thirteen weeks ended August 27,2023, increased 10.2% in the U.S. measured channels of IRI MULO + Convenience Stores. In the fourth quarter of fiscal 2023, total Simply Good Foods combined measured and unmeasured channel U.S. retail takeaway increased about 11%. Quest retail takeaway in the combined U.S. measured and unmeasured channels increased about 24% and Atkins, was down about 4%.

Gross profit was $120.5 million for the fourth quarter of fiscal 2023, an increase of $18.6 million from the year ago period. Gross margin was 37.6% in the fourth quarter of fiscal 2023 versus 37.1% last year, an increase of 50 basis points. The improvement in gross margin was primarily due to lower ingredient and packaging costs.

In the fourth quarter of fiscal 2023, the Company reported net income of $36.6 million compared to $30.1 million for the comparable period of fiscal 2022.

Operating expenses of $64.7 million increased $6.4 million versus the comparable period of 2022. Selling and marketing expenses increased $4.0 million to $30.8 million largely due to timing. General and administrative ("G&A") expenses of $29.5 million increased $2.4 million compared to the year ago period primarily due to executive transition costs.

Net interest income and interest expense was $6.4 million, an increase of $1.0 million versus the fourth quarter of fiscal 2022.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $67.3 million versus $51.0 million in the year ago period.

In the fourth quarter of fiscal 2023, the Company reported earnings per diluted share (“Diluted EPS”) of $0.36 versus $0.30 in the year ago period. The diluted weighted average total shares outstanding in the fourth quarter of fiscal 2023 was approximately 100.9 million versus 101.8 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $0.45 versus $0.36 in the year ago period.

Fifty-Two Weeks Ended August 26, 2023 vs. Fifty-Two Weeks Ended August 27, 2022
•Net sales were $1,242.7 million versus $1,168.7 million
•Net income(2) of $133.6 million versus $108.6 million
•Earnings per diluted share (“EPS”)(2) of $1.32 versus $1.08
•Adjusted Diluted EPS(3) of $1.63 versus $1.59
•Adjusted EBITDA(4) of $245.6 million versus $234.0 million

Net sales increased $74.0 million, or 6.3%, to $1,242.7 million. Net price realization was about a 7.0 percentage point contribution to net sales growth and core volume was down 0.2 percentage points. The March 2022 agreement to license the Quest frozen pizza business to Bellisio Foods was a 0.6 percentage point headwind. North America net sales increased 6.6% and International net sales declined 3.8%.

Gross profit was $453.4 million for the fifty-two weeks ended August 26, 2023, compared to $445.6 million in the year ago period. Gross margin was 36.5% for the full fiscal year 2023, a decrease of 160 basis points primarily due to higher ingredient and packaging costs.

Net income was $133.6 million compared to $108.6 million for the comparable period of 2022. The full fiscal 2022 results were affected by the remeasurement of the Company’s then outstanding private warrant liabilities. Specifically, the Company recognized a non-operating, non-cash charge of $30.1 million related to the fair value change of private warrant liabilities in fiscal 2022.

Operating expenses of $248.5 million increased $5.7 million versus the comparable period of fiscal 2022. Selling and marketing expenses were $119.5 million compared to $121.7 million in the year ago period. G&A expenses increased $7.7 million to $111.6 million. The increase is primarily due to executive transition expenses, fees associated with the April 2023 term loan amendment and slightly higher stock based compensation expenses.

Net interest income and interest expense was $28.9 million, an increase of $7.1 million versus last year.

Adjusted EBITDA(4), a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, was $245.6 million versus $234.0 million in the year ago period.

For the full fiscal year 2023, the Company reported Diluted EPS of $1.32 versus $1.08 in the year ago period. In the year ago period, results were affected by the remeasurement of the Company’s then outstanding private warrant liabilities. The diluted weighted average total shares outstanding for the fifty-two weeks ended August 26, 2023 was approximately 100.9 million versus 100.6 million in the year ago period.

Adjusted Diluted EPS(3), a non-GAAP financial measure used by the Company that makes certain adjustments to Diluted EPS calculated under GAAP, was $1.63 versus $1.59 in the year ago period. The calculation of Adjusted Diluted EPS for the full fiscal year 2022 assumes fully diluted shares outstanding(2,3) of approximately 102.1 million to reverse the exclusion of the private warrants in fully diluted shares outstanding under GAAP.

Balance Sheet and Cash Flow

Full fiscal year 2023 cash flow from operations was $171.1 million, an increase of $60.5 million or 55%, compared to last year. In fiscal 2023, the Company repaid $121.5 million of its term loan debt, and at the end of the year, the outstanding principal balance was 285.0 million. As of August 26, 2023, the Company had cash of $87.7 million and a trailing twelve-month Net Debt to Adjusted EBITDA ratio of 0.8x(5).

For the full fiscal year 2023, the Company repurchased $16.4 million of its common stock at an average price of $30.11 per share. Approximately $71.5 million remains available under the Company's stock repurchase authorization.

Outlook

In fiscal 2024, Simply Good Foods expects sales growth to be driven by volume. The Company has strong advertising and marketing plans in place, as well as innovation, merchandising and promotions that should drive solid, overall, financial and marketplace results.
Additionally, the Company expects lower supply chain costs in fiscal 2024 will result in strong gross margin expansion and provide it with flexibility to meaningfully invest in marketing and growth initiatives, as well as new organizational capabilities, and increase profitability. Therefore, the Company is announcing the following for the full fiscal year 2024:

•Net sales expected to increase at the high end of the Company's long-term algorithm of 4-6%, including the benefit of a fifty-third week; and

•Adjusted EBITDA(4,6) anticipated to increase slightly greater than the net sales growth rate.

___________________________________
(1) All comparisons for the fourth quarter ended August 26, 2023, versus the fourth quarter ended August 27, 2022.
(2) Reflects, for the reporting period, the Company’s private warrants to purchase shares of common stock now being classified as a liability and measured at fair value, with changes in fair value each period reported in earnings in accordance with Accounting Standards Codification 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity, which affected Net income and fully diluted shares outstanding.
(3) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(4) Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is a non-GAAP financial measure. Please refer to “Reconciliation of EBITDA and Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(5) Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Net Debt to Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(6) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2024, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of consolidated net income and the respective reconciliations, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.
(7) Combined IRI MULO + C-store and unmeasured channel estimate for the 13-weeks ending August 27 2023.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, October 24, 2023, at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263. In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. A telephone replay will be available approximately two hours after the call concludes and will be available through October 31, 2023, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13741280.

About The Simply Good Foods Company
The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a consumer packaged food and beverage company that aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements, and other product offerings. The product portfolio we develop, market and sell consists primarily of protein bars, ready-to-drink (“RTD”) shakes, sweet and salty snacks and confectionery products marketed under the Quest® and Atkins® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with acquisition opportunities in the nutritional snacking space. For more information, please refer to http://www.thesimplygoodfoodscompany.com.

Investor Contact
Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
(720) 768-2681
mpogharian@simplygoodfoodsco.com

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These statements relate to future events or our future financial or operational performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not place undue reliance on forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. These forward looking statements include, among other things, statements regarding our operations being dependent on changes in consumer preferences and purchasing habits regarding our products, a global supply chain and effects of supply chain constraints and inflationary pressure on us and our contract manufacturers, our ability to continue to operate at a profit or to maintain our margins, the effect pandemics or other global disruptions on our business, financial condition and results of operations, the sufficiency of our sources of liquidity and capital, our ability to maintain current operation levels and implement our growth strategies, our ability to maintain and gain market acceptance for our products or new products, our ability to capitalize on attractive opportunities, our ability to respond to competition and changes in the economy including changes regarding inflation and increasing ingredient and packaging costs and labor challenges at our contract manufacturers and third party logistics providers, the amounts of or changes with respect to certain anticipated raw materials and other costs, difficulties and delays in achieving the synergies and cost savings in connection with acquisitions, changes in the business environment in which we operate including general financial, economic, capital market, regulatory and geopolitical conditions affecting us and the industry in which we operate, our ability to maintain adequate product inventory levels to timely supply customer orders, changes in taxes, tariffs, duties, governmental laws and regulations, the availability of or competition for other brands, assets or other opportunities for investment by us or to expand our business, competitive product and pricing activity, difficulties of managing growth profitably, the loss of one or more members of our management team, potential for increased costs and harm to our business resulting from unauthorized access of the information technology systems we use in our business, expansion of our wellness platform and other risks and uncertainties indicated in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

The Simply Good Foods Company and Subsidiaries
Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share and per share data)

	August 26, 2023	August 27, 2022
Assets
Current assets:
Cash	$87,715	$67,494
Accounts receivable, net	145,078	132,667
Inventories	116,591	125,479
Prepaid expenses	6,294	5,027
Other current assets	15,974	20,934
Total current assets	371,652	351,601

Long-term assets:
Property and equipment, net	24,861	18,157
Intangible assets, net	1,108,119	1,123,258
Goodwill	543,134	543,134
Other long-term assets	49,318	58,099
Total assets	$2,097,084	$2,094,249

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,712	$62,149
Accrued interest	1,940	160
Accrued expenses and other current liabilities	35,062	39,675
Current maturities of long-term debt	143	264
Total current liabilities	89,857	102,248

Long-term liabilities:
Long-term debt, less current maturities	281,649	403,022
Deferred income taxes	116,133	105,676
Other long-term liabilities	38,346	44,639
Total liabilities	525,985	655,585
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 101,929,868 and 101,322,834 issued at August 26, 2023 and August 27, 2022, respectively	1,019	1,013
Treasury stock, 2,365,100 shares and 1,818,754 shares at cost at August 26, 2023 and August 27, 2022, respectively	(78,451)	(62,003)
Additional paid-in-capital	1,303,168	1,287,224
Retained earnings	347,956	214,381
Accumulated other comprehensive loss	(2,593)	(1,951)
Total stockholders’ equity	1,571,099	1,438,664
Total liabilities and stockholders’ equity	$2,097,084	$2,094,249

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited, dollars in thousands, except share and per share data)

	13-Weeks Ended		52-Weeks Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Net sales	$320,418	$274,164	$1,242,672	$1,168,678
Cost of goods sold	199,968	172,329	789,252	723,117
Gross profit	120,450	101,835	453,420	445,561

Operating expenses:
Selling and marketing	30,839	26,869	119,489	121,685
General and administrative	29,481	27,121	111,566	103,832
Depreciation and amortization	4,381	4,319	17,416	17,285
Total operating expenses	64,701	58,309	248,471	242,802

Income from operations	55,749	43,526	204,949	202,759

Other income (expense):
Interest income	484	14	1,144	15
Interest expense	(6,867)	(5,353)	(30,068)	(21,881)
(Loss) in fair value change of warrant liability	—	—	—	(30,062)
(Loss) gain on foreign currency transactions	(418)	(312)	(344)	191
Other income (expense)	1	(479)	11	(453)
Total other income (expense)	(6,800)	(6,130)	(29,257)	(52,190)

Income before income taxes	48,949	37,396	175,692	150,569
Income tax expense	12,307	7,269	42,117	41,995
Net income	$36,642	$30,127	$133,575	$108,574

Other comprehensive income:
Foreign currency translation, net of reclassification adjustments	(211)	(313)	(642)	(1,133)
Comprehensive income	$36,431	$29,814	$132,933	$107,441

Earnings per share:
Basic	$0.37	$0.30	$1.34	$1.10
Diluted	$0.36	$0.30	$1.32	$1.08
Weighted average shares outstanding:
Basic	99,556,078	100,137,308	99,442,046	98,754,913
Diluted	100,943,710	101,759,791	100,880,079	100,589,156

The Simply Good Foods Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	52-Weeks Ended	52-Weeks Ended
	August 26, 2023	August 27, 2022
Operating activities
Net income	$133,575	$108,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,253	19,299
Amortization of deferred financing costs and debt discount	2,763	2,559
Stock compensation expense	14,480	11,697
Loss in fair value change of warrant liability	—	30,062
Estimated credit losses	315	601
Unrealized loss (gain) on foreign currency transactions	344	(191)
Deferred income taxes	10,590	11,789
Amortization of operating lease right-of-use asset	6,729	6,620
Loss on operating lease right-of-use asset impairment	—	—
Gain on lease termination	—	(30)
Other	567	681
Changes in operating assets and liabilities:
Accounts receivable, net	(13,374)	(21,796)
Inventories	8,169	(29,508)
Prepaid expenses	(1,306)	(138)
Other current assets	6,837	(11,739)
Accounts payable	(9,510)	2,878
Accrued interest	1,780	100
Accrued expenses and other current liabilities	(5,223)	(15,283)
Other assets and liabilities	(5,872)	(5,536)
Net cash provided by operating activities	171,117	110,639
Investing activities
Purchases of property and equipment	(11,585)	(5,232)
Issuance of note receivable	—	(2,400)
Investments in intangible assets and other assets	(603)	(524)
Net cash used in investing activities	(12,188)	(8,156)
Financing activities
Proceeds from option exercises	5,247	4,343
Tax payments related to issuance of restricted stock units	(2,859)	(3,660)
Repurchase of common stock	(16,448)	(59,858)
Payments on finance lease obligations	(278)	(313)
Principal payments of long-term debt	(121,500)	(50,000)
Deferred financing costs	(2,694)	(544)
Net cash (used in) financing activities	(138,532)	(110,032)
Net increase (decrease) in cash	20,397	(7,549)
Effect of exchange rate on cash	(176)	(302)
Cash at beginning of period	67,494	75,345
Cash at end of period	$87,715	$67,494

Reconciliation of EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as alternatives to net income as an indicator of operating performance or as alternatives to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines EBITDA as net income or loss before interest income, interest expense, income tax expense, depreciation and amortization, and Adjusted EBITDA as further adjusted to exclude the following items: stock-based compensation expense, term loan transaction fees, executive transition costs, integration costs, restructuring costs, loss in fair value change of warrant liability, and other non-core expenses. The Company believes that EBITDA and Adjusted EBITDA, when used in conjunction with net income, are useful to provide additional information to investors. Management of the Company uses EBITDA and Adjusted EBITDA to supplement net income because these measures reflect operating results of the on-going operations, eliminate items that are not directly attributable to the Company’s underlying operating performance, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics the Company’s management uses in its financial and operational decision making. The Company also believes that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. EBITDA and Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited table provides a reconciliation of EBITDA and Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen and fifty-two weeks ended August 26, 2023 and August 27, 2022:

(In thousands)	13-Weeks Ended		52-Weeks Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Net income	$36,642	$30,127	$133,575	$108,574
Interest income	(484)	(14)	(1,144)	(15)
Interest expense	6,867	5,353	30,068	21,881
Income tax expense	12,307	7,269	42,117	41,995
Depreciation and amortization	5,209	4,901	20,253	19,299
EBITDA	60,541	47,636	224,869	191,734
Stock-based compensation expense	4,024	3,006	14,480	11,697
Executive transition costs	2,232	—	3,390	—
Term loan transaction fees	—	—	2,423	—
Integration of Quest	—	—	—	468
Restructuring	—	—	—	98
Loss in fair value change of warrant liability	—	—	—	30,062
Other (1)	457	315	393	(16)
Adjusted EBITDA	$67,254	$50,957	$245,555	$234,043
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings per share before depreciation and amortization, loss in fair value change of warrant liability, stock-based compensation expense, term loan transaction fees, executive transition costs, and other non-core expenses, on a theoretical tax effected basis of such adjustments. The tax effect of such adjustments to Adjusted Diluted Earnings Per Share is calculated by applying an overall assumed statutory tax rate to each gross adjustment as shown in the reconciliation to Adjusted EBITDA, as previously defined. The assumed statutory tax rate reflects a normalized effective tax rate estimated based on assumptions regarding the Company's statutory and effective tax rate for each respective reporting period, including the current and deferred tax effects of each adjustment, and is adjusted for the effects of tax reform, if any. The Company consistently applies the overall assumed statutory tax rate to periods throughout each fiscal year and reassesses the overall assumed statutory rate on annual basis. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen and fifty-two weeks ended August 26, 2023 and August 27, 2022:

	13-Weeks Ended		52-Weeks Ended
	August 26, 2023	August 27, 2022	August 26, 2023	August 27, 2022
Diluted earnings per share	$0.36	$0.30	$1.32	$1.08

Depreciation and amortization	0.05	0.05	0.20	0.19
Stock-based compensation expense	0.04	0.03	0.14	0.12
Executive transition costs	0.02	—	0.03	—
Term debt extension transaction costs	—	—	0.02	—
Loss in fair value change of warrant liability (3)	—	—	—	0.30
Tax effects of adjustments (2)	(0.03)	(0.02)	(0.09)	(0.08)
Dilution impact from adjustments (3, 4)	—	—	—	(0.02)
Rounding (5)	0.01	—	0.01	—
Adjusted diluted earnings per share	$0.45	$0.36	$1.63	$1.59
(1) Other items consist principally of exchange impact of foreign currency transactions and other expenses.
(2) This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. The tax effect of each adjustment is computed (i) by dividing the gross amount of the adjustment, as shown in the Adjusted EBITDA reconciliation, by the number of diluted weighted average shares outstanding for the applicable fiscal period and (ii) applying an overall assumed statutory tax rate of 25% for the thirteen and fifty-two weeks ended August 26, 2023, as well as the thirteen and fifty-two weeks ended August 27, 2022.

(3) Diluted earnings per share includes the fair value loss and related exclusion of anti-dilutive shares related to the Private Warrants in accordance with GAAP. With respect to the Company's non-GAAP measure, the non-cash fair value loss is reversed. The fair value adjustments are a permanent tax difference and do not effect tax expense. Note, mark to market gain adjustments are already excluded from the numerator, and dilutive shares are included, in calculating diluted earnings per share in accordance with GAAP.

(4) As noted above, the Company excludes the non-cash fair value loss related to its private warrant liabilities. The Company subsequently considers the dilutive share count effect of such adjustment such that the shares excluded in accordance with GAAP are included in this non-GAAP measure.

(5) Adjusted Diluted Earnings Per Share amounts are computed independently for each quarter. Therefore, the sum of the quarterly Adjusted Diluted Earnings Per Share amounts may not equal the year to date Adjusted Diluted Earnings Per Share amounts due to rounding.

Reconciliation of Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA. Net Debt to Adjusted EBITDA is a non-GAAP financial measure which Simply Good Foods defines as the total debt outstanding under our credit agreement with Barclays Bank PLC and other parties (“Credit Agreement”), reduced by cash and cash equivalents, and divided by the trailing twelve months of Adjusted EBITDA, as previously defined.

The following unaudited table below provides a reconciliation of Net Debt to Adjusted EBITDA as of August 26, 2023:

(In thousands)	August 26, 2023
Net Debt:
Total debt outstanding under the Credit Agreement	$285,000
Less: cash	(87,715)
Net Debt as of August 26, 2023	$197,285

Adjusted EBITDA	$245,555

Net Debt to Adjusted EBITDA	0.8	x